As filed with the Securities and Exchange Commission on February 23, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2953275
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

250 Oak Ridge Road, Oak Ridge, New Jersey 07438

(973) 697-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Roger Bosma

President and Chief Executive Officer

Lakeland Bancorp, Inc.

250 Oak Ridge Road, Oak Ridge, New Jersey 07438

(973) 697-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Laura R. Kuntz, Esq.

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

(973) 597-2500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration Statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Calculation of Registration Fee

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, no par value (and associated Stock Purchase Rights (2))	1,000,000 shares(3) (with Rights)	$14.555	$14,555,000	$447

(1)	Pursuant to Rule 457(c) of the Securities Act of 1933, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the average of the high and low sales prices per share of the common stock as reported on the NASDAQ Global Select Market on February 21, 2007.
(2)	Prior to the occurrence of certain events, the Stock Purchase Rights will not be evidenced separately from the common stock.
(3)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

LAKELAND BANCORP, INC.

2007 AUTOMATIC DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

1,000,000 Shares of Common Stock

The Lakeland Bancorp, Inc. 2007 Automatic Dividend Reinvestment and Stock Purchase Plan provides shareholders of our common stock with a convenient method of purchasing additional shares of our common stock. We are registering a total of 1,000,000 shares of our common stock for sale under the Plan.

You must already be a shareholder of Lakeland Bancorp, Inc. to participate in the Plan. Under the Plan, you may elect to have your Lakeland Bancorp dividends automatically reinvested in additional shares of our common stock. You may also, if you wish, use the Plan to purchase additional shares of our common stock through voluntary cash payments, regardless of whether you participate in the dividend reinvestment feature of the Plan.

Shares purchased in the open market will be purchased at prevailing prices. The price of purchases from Lakeland Bancorp of authorized but unissued or treasury shares will be the average of the closing sales prices of our common stock as reported by the NASDAQ Global Select Market for the last five trading days prior to the purchase date on which trades were reported.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “LBAI.” On February 21, 2007, the closing sale price of our common stock on the NASDAQ Global Select Market was $14.70 per share. Our principal executive offices are located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 and our telephone number is (973) 697-2000.

These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Lakeland Bancorp, Inc., and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2007.

LAKELAND BANCORP, INC.

We are a bank holding company incorporated under New Jersey law. We are the holding company for our principal subsidiary, Lakeland Bank, a New Jersey chartered commercial bank. Our principal executive offices are located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Unless the context requires otherwise, the “Company,” “we,” “us,” and “ours” as used herein refers to Lakeland Bancorp, Inc. and its consolidated subsidiaries.

We suggest that you retain this prospectus for future reference.

RISK FACTORS

An investment in our common stock is subject to risks inherent in our business. Before you decide to participate in the Plan, you should consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus. Our business, financial condition, operating results and cash flows can be affected by a number of factors, including, but not limited to, those set forth below, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results. If this were to happen, the value of our common stock could decline significantly, and you could lose all or part of your investment.

We are subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

We are unable to predict actual fluctuations of market interest rates. Rate fluctuations are influenced by many factors, including:

•	inflation or recession;

•	a rise or fall in unemployment;

•	tightening or expansion of the money supply;

•	domestic and international disorder; and

•	instability in domestic and foreign financial markets.

Both increases and decreases in the interest rate environment may reduce our profits. We expect that we will continue to realize income from the difference or “spread” between the interest we earn on loans, securities and other interest-earning assets, and the interest we pay on deposits, borrowings and other interest-bearing liabilities. Our net interest spreads are affected by the differences between the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities. Our interest-earning assets may not reprice as slowly or rapidly as our interest-bearing liabilities. Changes in market interest rates could materially and adversely affect our net interest spread, asset quality, levels of prepayments, cash flows, the market value of our securities portfolio, loan and deposit growth, costs and yields on loans and deposits and our overall profitability.

Lakeland’s ability to pay dividends is subject to regulatory limitations which, to the extent that our holding company requires such dividends in the future, may affect our holding company’s ability to pay its obligations and pay dividends to shareholders.

As a bank holding company, the Company is a separate legal entity from Lakeland and its subsidiaries, and we do not have significant operations of our own. We currently depend on Lakeland’s cash and liquidity to pay our operating expenses and dividends to shareholders. The availability of dividends from Lakeland is limited by various statutes and regulations. The inability of the Company to receive dividends from Lakeland could adversely affect our financial condition, results of operations, cash flows and prospects and the Company’s ability to pay dividends.

Our allowance for loan and lease losses may not be adequate to cover actual losses.

Like all commercial banks, we maintain an allowance for loan and lease losses to provide for loan and lease defaults and non-performance. If our allowance for loan and lease losses is not adequate to cover actual loan and lease losses, we may be required to significantly increase future provisions for loan and lease losses, which could materially and adversely affect our operating results. Our allowance for loan and lease losses is determined by analyzing historical loan and lease losses, current trends in delinquencies and charge-offs, plans for problem loan and lease resolution, the opinions of our regulators, changes in the size and composition of the loan and lease portfolio and industry information. We also consider the possible effects of economic events, which are difficult to predict. The amount of future losses is affected by changes in economic, operating and other conditions, including changes in interest rates, many of which are beyond our control. These losses may exceed our current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and the allowance for loan and lease losses. While we believe that our allowance for loan and lease losses in relation to our current loan portfolio is adequate to cover current losses, we cannot assure you that we will not need to increase our allowance for loan and lease losses or that regulators will not require us to increase this allowance. An increase in our allowance for loan and lease losses could materially and adversely affect our earnings and profitability.

We are subject to various lending and other economic risks that could adversely affect our results of operations and financial condition.

Economic, political and market conditions, trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation affect our business. These factors are beyond our control. A deterioration in economic conditions, particularly in New Jersey, could have the following consequences, any of which could materially adversely affect our business:

•	loan and lease delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decrease; and

•	collateral for loans made by us may decline in value, in turn reducing the borrowing ability of our customers.

A downturn in the real estate market, particularly in New Jersey, could hurt our business. If there is a significant decline in real estate values in New Jersey, our ability to recover on defaulted loans by selling the underlying real estate would be reduced, and we would be more likely to suffer losses on defaulted loans.

We may suffer losses in our loan portfolio despite our underwriting practices.

We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. Although we believe that our underwriting criteria are appropriate for the various kinds of loans that we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our allowance for loan and lease losses.

Factors outside our control could have an adverse effect on our liquidity and operating results.

Like all commercial banking institutions, we rely on deposits as one of our sources of funds to make loans and meet our other liquidity needs. We believe that recently, a more competitive interest rate environment has caused a flow of funds away from financial institutions such as Lakeland into investments in equity securities, real estate, money market funds and other investments where the potential returns and liquidity characteristics may be more appealing to certain depositors. In addition, a significant amount of our deposits are from municipalities, which typically withdraw funds periodically. This results in more volatility in our level of deposits than would otherwise be the case. If we are unable to continue to attract new deposits, our liquidity could be adversely affected. If we are required to pay higher rates on deposits to attract and retain them, our operating results could be adversely affected.

We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to the services that we provide.

Many competitors offer the types of loans and banking services that we offer. These competitors include other state and national banks, savings associations, regional banks and other community banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Many of our competitors have greater financial resources than we do, which may enable them to offer a broader range of services and products, and to advertise more extensively, than we do. Our inability to compete effectively would adversely affect our business.

If we do not successfully integrate any banks that we may acquire in the future, the combined company may be adversely affected.

If we make acquisitions in the future, we will need to integrate the acquired entities into our existing business and systems. We may experience difficulties in accomplishing this integration or in effectively managing the combined company after any future acquisition. Any actual cost savings or revenue enhancements that we may anticipate from a future acquisition will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond our control, and we cannot assure you that if we make any acquisitions in the future, we will be successful in integrating those businesses into our own.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The Plan Administrator administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

Future dividends and a return on your investment are not guaranteed.

This prospectus does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to depend upon our earnings, financial requirements, government regulations and other factors. We cannot assure you a profit, or protect you against losses, on shares purchased pursuant to the Plan. The market price of common stock can fluctuate substantially. You must accept the risks as well as the benefits of the Plan.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some discussions in this prospectus and in the documents incorporated by reference herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution you to be aware of the speculative nature of “forward-looking statements.” These statements are not guarantees of performance or results. Statements that are not historical in nature, including statements that include the words “may,” “anticipate,” “estimate,” “could,” “should,” “would,” “will,” “plan,” “predict,” “project,” “potential,” “expect,” “believe,” “intend,” “continue,” “assume” and similar expressions, are intended to identify forward-looking statements. Although these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance. Whether actual results will conform to our expectations and predictions is subject to a number of known and unknown risks and uncertainties, including the risks and uncertainties discussed in this prospectus and in the documents incorporated by reference herein, including the following: general economic, market, or business conditions; changes in interest rates, deposit flow, the cost of funds, and demand for loan products and financial services; changes in our competitive position; changes in the quality or composition of our loan and investment portfolios; our ability to manage growth; our entrance and expansion into other markets; the opportunities that may be presented to and pursued by us; competitive actions by other financial institutions; changes in laws or regulations; changes in the policies of federal or state regulators and agencies; and other circumstances, many of which are beyond our control. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. You should refer to risks detailed under the “Risk Factors” section included in this prospectus and in our periodic and current reports filed with the Securities and Exchange Commission for specific factors which could cause our actual results to be significantly different from those expressed or implied by our forward-looking statements. We do not intend to and assume no responsibility for updating or revising any forward-looking statements contained in or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or SEC. The registration statement, including the exhibits attached to the registration statement and the information incorporated by reference, contains additional relevant information about us. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy any of the materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, at prescribed rates. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. We are also incorporating by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 between the date of this prospectus and the date we sell all the common stock covered by this prospectus. Any of those future filings will update, supercede and replace information contained in any documents incorporated by reference in this prospectus at the time of those future filings. These documents contain important information.

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 13, 2006, November 3, 2006, December 8, 2006 and January 31, 2007;

•	Our Registration Statement on Form 8-A filed with the SEC on August 24, 2001, and any amendments or reports filed for the purpose of updating that Registration Statement; and

•	Our Registration Statement on Form 8-A filed with the SEC on February 18, 2000, and any amendments or reports filed for the purpose of updating that Registration Statement.

You may request a copy of these filings, excluding any filed exhibits, at no cost, by writing or telephoning us at the following address or telephone number: Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, Attention: Corporate Secretary; telephone number 973-697-2000.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition and results of operations described in those documents may have changed since those dates.

THE PLAN

The following questions and answers describe how the Plan works.

Purposes

Q1.	What are the purposes of the Plan?

The purposes of the Plan are to provide record holders of our common stock with a simple and convenient method of investing dividends and optional cash payments in shares of our common stock, currently without payment of any brokerage commission or service charge. We have the right to amend the Plan’s fee structure. The Plan is a successor to our prior dividend reinvestment and stock purchase plan (the “Prior Plan”), and operates the same way as our Prior Plan.

Shares will be purchased either from us or in market transactions. To the extent shares of common stock are purchased from us, we will receive additional funds for general corporate purposes.

In order to participate in the Plan, you must be a shareholder of the Company. You may participate in the dividend reinvestment feature of the Plan, the optional cash payment feature of the Plan, or you may participate in both features of the Plan.

The Plan is not intended to provide shareholders with a mechanism for generating short-term profits through rapid turnover of shares. The intended purposes of the Plan preclude any person or entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash payment limit. We reserve the right to modify, suspend or terminate a shareholder’s participation in the Plan if the shareholder is using the Plan for purposes inconsistent with the intended purposes of the Plan.

Advantages

Q2.	What are the advantages of the Plan?

If you participate in the Plan, you:

•	may have dividends on your shares of common stock automatically reinvested in additional shares of common stock without any charges for brokerage commissions or record keeping;

•

may invest in shares of common stock by making quarterly optional cash payments within specified limits (currently a minimum of $100, and a maximum of $5,000, per quarter) without any charges for brokerage commissions or record keeping; and

•	may avoid record keeping requirements and costs through the custodial and reporting services furnished under the Plan.

Administration

Q3.	What are the functions of the Plan Administrator?

American Stock Transfer & Trust Company is the plan administrator (the “Plan Administrator”). It administers the Plan, keeps records, sends statements of account to participants (see Question No. 18) and performs other duties relating to the Plan. Shares of common stock purchased under the Plan are registered in the name of the Plan Administrator or its nominee and are credited to the accounts of the participants in the Plan. The Plan Administrator acts as the agent for the participants. As the record holder of the shares held in the participants’ accounts under the Plan, the Plan Administrator will receive dividends on all shares held on the dividend record date, will credit the dividends to participants’ accounts on the basis of full and fractional shares held in the accounts, and will automatically reinvest the dividends in additional shares of our common stock.

We may, without the consent of the participants, appoint a different Plan Administrator, including a Plan Administrator who is affiliated with Lakeland Bancorp.

Participation

Q4.	Who is eligible to participate?

All holders of record of shares of our common stock are eligible to participate in the Plan. To participate in the Plan, your shares of common stock must be registered in your own name. If you are the beneficial owner of shares of common stock which are not registered in your name (for instance, shares that are registered in the name of your broker), then you must first transfer those shares into your own name before you can participate in the Plan with respect to those shares. You may continue to have some of your shares registered in the name of your broker and some of your shares registered in your own name. If you decide to participate in the Plan, you must participate with respect to all of the shares of common stock registered in your own name.

Q5.	How does a shareholder participate?

If you currently participate in our Prior Plan, you will automatically be a participant in our new Plan unless you notify the Plan Administrator that you do not want to participate in the new Plan, in which case you will be deemed to have withdrawn from the Plan. If you currently participate in our Prior Plan and do not want to continue to participate in our new Plan, you should notify the Plan Administrator at the address below. If you are not currently a participant in our Prior Plan and wish to participate in the Plan, and your shares of common stock are registered in your name, you may join the Plan at any time by signing an authorization card and returning it to the Plan Administrator. If you are not currently a participant in our Prior Plan and wish to participate in the Plan, and your shares of common stock are not registered in your own name, you may join the Plan by arranging with your broker to have a specified number of your shares registered in your name and by signing an authorization card and returning it to the Plan Administrator. You may not participate in the Plan until some or all of your shares are registered in your own name and a completed authorization card has been received by the Plan Administrator. An authorization card may be obtained by sending a written request to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

1-800-937-5449

(please include a reference to Lakeland Bancorp, Inc.).

In addition, shareholders of record may enroll by accessing their shareholder accounts through www.amstock.com.

Q6.	When may an eligible shareholder join the Plan?

An eligible shareholder may join the Plan at any time. Once in the Plan, you will remain a participant until you discontinue participation or your participation is terminated by us (see Question No. 25 below) or the Plan is terminated.

If an authorization card requesting reinvestment of dividends is received by the Plan Administrator on or before the record date established for a particular dividend, then that dividend will be used to purchase additional shares for you on the applicable dividend payment date. If an authorization card is received after the record date established for a particular dividend, then the reinvestment of dividends will begin on the dividend payment date following the next record date, provided that you are still an eligible shareholder on the next record date.

In order to participate in the Plan, you must be a shareholder of the Company. You may participate in the dividend reinvestment feature of the Plan, the optional cash payment feature of the Plan, or you may participate in both features of the Plan. If you participate in the optional cash payment feature of the Plan, the shares purchased will be allocated to your account under the Plan and all dividends on the shares you purchased through optional cash payments will be automatically reinvested in additional shares of common stock and credited to your account under the Plan.

Neither the Plan nor this prospectus represents a statement regarding our dividend policy or a guarantee of future dividends. The payment of dividends will be within the discretion of our board of directors and will depend upon our earnings, financial requirements, governmental regulations and other factors.

Q7.	What are the record dates and investment dates for dividend reinvestments?

We typically declare dividends on or about January 15, April 15, July 15 and October 15 of each year. Dividend record dates are likely to occur on or about January 31, April 30, July 31 and October 31. Dividend payment dates typically occur on or about February 15, May 15, August 15 and November 15 of each year. Dividend payment dates are referred to as “investment dates.” Please refer to Question No. 15 for a discussion of the investment dates for optional cash payments.

Q8.	What does the authorization card provide?

The authorization card directs the Plan Administrator to:

•	apply all of your cash dividends on all shares of common stock registered in your name and any optional cash payments made by you to the purchase of additional shares of common stock; and

•	apply cash dividends on all shares of common stock previously credited to your account under the Plan to the purchase of additional shares of common stock.

See Question No. 27 for a description of how stock dividends and stock splits will be treated under the Plan.

Costs

Q9.	Are there any expenses to participants in connection with purchases under the Plan?

No, not currently. You will not incur any brokerage commissions or service charges for purchases made under the Plan. In addition, there are no charges for the custodial and safekeeping services provided by the Plan Administrator. The costs of administering the Plan will be paid by us. Certain expenses may be incurred by you, however, if you request that whole shares be sold upon your withdrawal from the Plan. (See Question No. 24.)

The brokerage commissions and service charges paid by us on your behalf will be treated as dividend income by the Internal Revenue Service. (See Question No. 30.) We have the right to amend the Plan, including the Plan’s fee structure. (See Question No. 33.)

P urchases

Q10.	When will purchases be made under the Plan?

Purchases of shares of common stock from Lakeland Bancorp will be made on the relevant investment date (as defined in Question Nos. 7 and 15). If shares are purchased in the open market, the Plan Administrator will use its best efforts to make the purchases promptly, but not later than 30 days after the investment date (in most instances). Open market purchases may be subject to such terms concerning price, delivery, and otherwise, as the Plan Administrator may agree to. Neither Lakeland Bancorp nor any participant will have any authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases are to be made.

No interest will be paid on dividends or optional cash payments pending reinvestment or investment.

Q11.	From where will the shares be purchased?

Purchases of shares of common stock will be made by the Plan Administrator in the market, from negotiated purchases, from Lakeland Bancorp itself or from a combination of the foregoing, as determined by the Plan Administrator in its discretion. Shares purchased directly from us may be either authorized but unissued shares or treasury shares. We have authorized a total of 1,000,000 shares of our common stock under the Plan, subject to adjustment for stock splits and stock dividends.

Q12.	What will be the price of shares purchased under the Plan?

Shares purchased by the Plan Administrator with reinvested dividends or optional cash payments in the open market will be purchased at prevailing prices. The purchase price of shares purchased in market transactions will be the weighted average of the actual prices paid for shares of our common stock by the Plan Administrator. The price of purchases from us of authorized but unissued or treasury shares will be the “Market Price” of our common stock on the relevant investment date. The Market Price will be the average of the closing sales prices of our common stock as reported by the NASDAQ Global Select Market for the last five trading days prior to the investment date on which trades in our common stock were reported.

Q13.	How many shares will be purchased for participants?

Your account will be credited with that number of shares (including fractions computed to four decimal places) equal to the total amount to be invested by you divided by the applicable purchase price (also computed to four decimal places).

For example, assume that you hold shares of common stock on which a total dividend of $100 is payable, that you make a $100 optional cash payment and that the purchase price is $14.50. The computation of the number of shares to be credited to your account on the investment dates would be as follows:

Purchase Price*	$14.50

Number of Shares purchased with reinvested dividends ($100.00 ÷ $14.50)	6.8966

Number of Shares purchased with optional cash payments ($100.00 ÷ $14.50)	6.8966

*	The purchase price is assumed for illustrative purposes only, and will vary with the market price of our common stock.

Optional Cash Payments

Q14.	How does the optional cash payment feature of the Plan work?

As long as you hold some shares of our common stock in your own name, you may participate in the optional cash payment feature of the Plan regardless of whether you participate in the dividend reinvestment feature of the Plan. If you participate in the optional cash payment feature of the Plan, the shares purchased will be allocated to your account under the Plan and all dividends on the shares you purchased through optional cash payments will be automatically reinvested in additional shares of common stock and credited to your account under the Plan.

Each quarter the Plan Administrator will apply any optional cash payment received from you by the required date (see Question No. 15) to the purchase of common stock for your account. If shares are purchased in the open market, the Plan Administrator will use its best efforts to make the purchases promptly, commencing on the relevant investment date and ending (in most instances) not later than 30 days after the investment date. If the common stock is purchased from us, the Plan Administrator will apply the optional cash payment on the investment date.

You may not make optional cash payments of less than $100 per quarter or of more than $5,000 in any quarter. If you deliver an optional cash payment other than in a permitted amount, the Plan Administrator will invest only that portion, if any, that complies with the investment limitations and will return the remainder to you. The minimum and maximum amounts of quarterly optional cash payments may be changed at our discretion on 30 days’ prior notice to you. No interest will be paid on optional cash payments pending investment.

We may suspend the optional cash payment feature of the Plan from time to time. You will be promptly notified of any suspension of this feature. In the event the optional cash payment feature is suspended, any optional cash payments (i) received prior to the date of the notice of suspension and not yet invested or (ii) received after the date of the notice of suspension and before the date of a notice of resumption of the optional cash payment feature, will be returned. If this feature is suspended and then reinstated, you will be notified promptly of the resumption of the optional cash payment feature of the Plan.

Q15.	What are the investment dates for optional cash payments?

Optional cash payments will be invested each quarter. The investment dates for optional cash payments will be the first business day of January, April, July and October.

Q16.	When must optional cash payments be received?

In order to be invested on the next investment date, optional cash payments must be received by the Plan Administrator by the seventh business day prior to the investment date. Payments may be made by check or money order made payable to the Plan Administrator. In addition, for new participants, the Plan Administrator must have received a signed authorization card. (See Question Nos. 8 and 14 above.)

Neither Lakeland Bancorp nor the Plan Administrator will pay any interest on optional cash payments held pending investment. Therefore, although optional cash payments may be made at any time, you are advised to transmit your payments shortly before the seventh business day prior to the applicable investment date and in no event sooner than 30 days prior to the investment date.

Q17.	May optional cash payments be returned to a participant?

Optional cash payments received by the Plan Administrator after the seventh business day prior to a particular investment date will be returned. Optional cash payments will also be returned if the optional cash payment feature of the Plan is suspended. (See Question No. 14 above.)

Reports to Participants

Q18.	What kind of reports will be sent to participants in the Plan?

You will receive a statement of account after each share purchase made on your behalf. The statement will set forth the amount of the most recent reinvestment and/or investment, the number of shares purchased, the price per share and the total number of shares held in your account. These statements are your record of the costs of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to our shareholders and Internal Revenue Service information for reporting dividend income received.

Dividends

Q19.	Will a participant be credited with dividends on shares held in his or her Plan account?

Yes. Dividends on full shares, and any fractional shares, credited to your account will be reinvested in additional shares of our common stock and credited to your account.

We may suspend the dividend reinvestment feature of the Plan from time to time. You will be promptly notified of any suspension of the dividend reinvestment feature of the Plan. If there is a suspension, then any and all dividends will be paid to you in cash. If this feature is suspended and then reinstated, you will be notified promptly of the resumption of the dividend reinvestment feature of the Plan.

Certificates for Shares

Q20.	Will certificates be issued for shares of common stock purchased under the Plan?

Shares of our common stock purchased under the Plan for the accounts of participants will be registered in the name of the Plan Administrator or its nominee. Certificates for shares purchased on your behalf will not be issued to you unless you make a written request to the Plan Administrator. The total number of shares credited to an account under the Plan will be shown on each account statement. This custodial service protects you against the risk of loss, theft or destruction of stock certificates.

Certificates for any number of whole shares credited to your account under the Plan will be issued to you upon written request to the Plan Administrator. Any remaining full shares and fractions of a share will continue to be credited to your account.

Certificates for fractions of shares will not be issued under any circumstances.

Q21.	Can a participant add shares to his or her account by transferring stock certificates that he or she possesses?

Yes. You may increase the number of shares held in your account by depositing certificates representing shares of our common stock with the Plan Administrator. These certificates must be presented in transferable form and must be accompanied by a written request that the shares be added to your account.

Q22.	If stock certificates are issued, in whose name will they be registered?

Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time the participants entered the Plan. Certificates for whole shares will be similarly registered when issued at the request of a participant. (See Question No. 20.)

Shares credited to your account will be registered in the name of the Plan Administrator or its nominee and may not be pledged or assigned. Any purported pledge or assignment will be void.

Q23.	What happens when a participant sells or transfers all of the shares registered in the participant’s name?

If you dispose of shares of our common stock registered in your name (those shares which are not registered in the name of the Plan Administrator or its nominee), the dividends on shares previously credited to your account under the Plan will continue to be reinvested until you notify the Plan Administrator that you wish to withdraw from the Plan. (See Question No. 24.)

Withdrawal

Q24.	How does a participant withdraw from the Plan?

You may withdraw from the Plan by sending a written withdrawal notice to the Plan Administrator at the address set forth in response to Question No. 5. When you withdraw from the Plan, or upon termination of your participation in the Plan or upon termination of the Plan by us, certificates for whole shares credited to your account under the Plan will be issued and a cash payment will be made for any fractional shares based on the then current Market Price of the common stock. (See Question No. 26.) If you participated in the Prior Plan but do not wish to participate in the Plan, you should send a written withdrawal notice to the Plan Administrator.

Upon your withdrawal from the Plan, you may also request that all or part of the whole shares credited to your account in the Plan be sold. If you make such a request, the sale will be made for you by the Plan Administrator as soon as practicable after the request is received. You will receive the proceeds from the sale, less related brokerage fees or commissions and less any applicable transfer taxes.

Q25.	When may a participant withdraw from the Plan?

You may withdraw from the Plan at any time. If the notice of withdrawal is received at least seven business days prior to the record date for a particular dividend, the notice will be effective as to the reinvestment of that dividend. All optional cash payments received on or before the seventh business day prior to an investment date for optional cash payments will be invested in shares of common stock on that next investment date unless a withdrawal notice is received by the Plan Administrator at least seven business days prior to the investment date.

The Plan Administrator may terminate a participant’s participation in the Plan after mailing a notice of intention to terminate to the participant at his or her address as it appears in the Plan Administrator’s records. We reserve the right to terminate any participant’s participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities, transactional profit activities and excessive re-enrollments.

Q26.	What happens to a fraction of a share when a participant withdraws from the Plan?

When you withdraw from the Plan, a cash payment representing any fraction of a share credited to the participant’s account will be mailed directly to the participant. The cash payment will be based on the Market Price of our common stock on the effective date of withdrawal.

Other Information

Q27.	What happens if Lakeland Bancorp issues a stock dividend or declares a stock split?

Any shares resulting from stock dividends or stock splits applicable to shares of our common stock held by a participant under the Plan will be credited to the participant’s account. The number and class of shares subject to the Plan will be adjusted to reflect such events as stock dividends and stock splits.

Q28.	If we have a common stock rights offering, how will rights on shares credited to a participant’s account be treated?

Subscription warrants representing rights on any shares of our common stock, both whole and fractional, credited to your account will be mailed directly to you in the same manner as to shareholders who do not participate in the Plan.

Q29.	How will a participant’s shares be voted at meetings of shareholders?

Shares held for you by the Plan Administrator will be voted in the same manner as shares owned directly by you.

For each meeting of shareholders, you will receive a proxy card which will enable you to vote the shares registered in your own name. If the proxy card is returned properly signed and marked for voting, all whole shares held for you under the Plan will be voted in the same manner as the shares owned directly by you. The total number of whole shares held under the Plan also may be voted in person at a meeting.

If no instructions are received on a properly signed proxy card with respect to any item, all of your whole shares (those registered in your name and those credited to your account under the Plan) will be voted in accordance with the recommendations of our board of directors, to the extent permitted by applicable law. This is the same as for non-participating shareholders who return properly signed proxies and do not provide instructions. If the proxy card is not returned or if it is returned unsigned, none of your shares will be voted unless you vote in person.

Participants may also vote the shares in their Plan accounts by telephone or on the internet.

Q30.	What are the federal income tax consequences of participation in the Plan?

The following discussion is a summary of the material U.S. federal income tax consequences of your participation in the Plan. The summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, administrative rulings, and court decisions, as in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary does not address any state, local or foreign tax consequences of your participation in the Plan. We recommend that you consult your own tax advisor about the tax consequences of your participation in the Plan.

As a participant in the Plan, you will be considered to have received a dividend for federal income tax purposes equal to the fair market value of the shares purchased with reinvested dividends. Such fair market value should become your basis in the shares purchased under the Plan. The holding period for shares acquired upon reinvestment of dividends will begin on the day following the investment date.

If you elect to invest in additional shares by making optional cash payments, you will be treated for federal income tax purposes as having received a dividend equal to the excess, if any, of (a) the fair market value of the shares purchased, over (b) the optional cash payment made. Your tax basis in the shares purchased under the Plan with optional cash payments should be equal to the amount of the optional cash payment plus the excess, if any, of the fair market value of the shares purchased over the optional cash payment made. Your holding period for such shares will begin on the day following the investment date.

The Internal Revenue Service has taken the position that brokerage commissions which are incurred in connection with open market stock purchases on behalf of participants in similar plans which are not paid by the participants constitute dividend income to the participants. A participant’s basis in the shares so purchased would be increased by the amount of the brokerage commissions included in dividend income.

The dividend income received by a corporate stockholder may be eligible for the 70% dividends-received deduction.

You will not realize any taxable income upon the receipt of certificates for whole shares credited to your account under the Plan. However, if you receive cash for fractional shares credited to your account, you will realize gain or loss. Gain or loss will also be realized by you upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which you receive for each whole or fractional share, and your tax basis. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long term if you held the shares sold for more than one year, and otherwise will be short term.

A foreign stockholder who is a participant and whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from the dividends before reinvestment in additional shares. The amount of the tax withheld will be treated as a dividend for federal income tax purposes. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

The final statement received from the Plan Administrator during any calendar year will include information for that year regarding total dividends paid on shares held in your Plan account and the amount of any brokerage commissions paid on your behalf. In addition, we will send you a statement at year end showing total dividends paid on shares held of record. These statements should be retained for tax reporting purposes.

Q31.	Can a shareholder re-enter the Plan after withdrawing from the Plan?

Yes. You may re-enter the Plan by following the procedures applicable for initial enrollment in the Plan. However, we reserve the right to reject any authorization card from a previous participant in the event of excessive enrollments and withdrawals.

Q32.	What is the responsibility of Lakeland Bancorp and the Plan Administrator?

Lakeland Bancorp and the Plan Administrator will not be liable for any act or omission done in good faith in administering the Plan, including without limitation, any claim of liability arising out of failure to terminate a participant’s account upon a participant’s death prior to receipt of notice in writing of such death and any claim of liability with respect to the prices at which shares are purchased for participants’ accounts or the times such purchases are made.

Neither Lakeland Bancorp nor the Plan Administrator can assure you of a profit or protect you against a loss on the shares purchased under the Plan.

Q33.	May the Plan be changed or discontinued?

Yes. We reserve the right at any time to suspend, modify or terminate the Plan or any feature of the Plan, including the optional cash payment feature and the dividend reinvestment feature. In addition, we reserve the right at any time to suspend, modify or terminate participation in the Plan by any participant. All participants affected by such action will receive notice of the suspension, modification or termination. Our right to modify the Plan includes the right to increase or decrease the minimum and maximum amounts of optional cash payments which may be made under the Plan and to impose fees in connection with participation in the Plan. Revisions in such minimum and maximum amounts and in the fee structure of the Plan will only be made upon 30 days’ prior notice to participants. Any such suspension, modification or termination will not affect previously executed transactions. Upon a termination of the Plan by us, certificates for whole shares credited to participants’ accounts will be issued, and cash payments will be made for any fractions of a share credited to participants’ accounts. Such cash payments will be based on the Market Price of our common stock on the effective date of termination.

Q34.	Who interprets the Plan?

Lakeland Bancorp will interpret and regulate the Plan. All of our interpretations and regulations will be conclusive.

Q35.	Where should correspondence regarding the Plan be directed?

All correspondence regarding the Plan should be addressed to:

American Stock Transfer and Trust Company

59 Maiden Lane

New York, New York 10038

1-800-937-5449

(please include a reference to Lakeland Bancorp, Inc.)

USE OF PROCEEDS

We have no basis for estimating precisely either the number of shares of our common stock that ultimately will be purchased from us under the Plan or the prices at which such shares will be sold. We propose to use the net proceeds from the sale of such shares, when and as received, for general corporate purposes, including investments in, or extensions of credit to, our bank subsidiary. We are unable to estimate the amount of the proceeds which will be devoted to any specific purpose.

LEGAL OPINION

The legality of the shares of our common stock offered by this prospectus will be passed upon for us by Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068.

EXPERTS

The consolidated financial statements of Lakeland Bancorp, Inc. and its subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, and Lakeland management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 which are incorporated by reference in this document, have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their reports with respect thereto and are incorporated by reference in this document in reliance upon the authority of the firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 14A:3-5 of the New Jersey Business Corporation Act empowers us to indemnify past and current directors and officers against liabilities and expenses under certain circumstances. Our Bylaws and Certificate of Incorporation, as amended, provide for indemnification and exculpation of directors and officers by us to the fullest extent permitted by law.

We have purchased insurance policies which will pay on behalf of any of our directors or officers any loss (within limits and subject to applicable deductible provisions under such policies) arising out of certain claims made against such person by reason of any wrongful act taken, omitted or attempted by such person in such person’s capacity as a director or officer, including, among other things, any misleading statement or omission or other matter claimed against such person solely by reason by such person’s being a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of Lakeland Bancorp pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:

SEC filing fee	$447
Printing fees	4,500	*
Legal fees and expenses	12,000	*
Accounting fees	6,000	*
Mailing expenses	2,500	*
Miscellaneous	4,553	*

Total	30,000	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

Our Bylaws contain the following provisions regarding indemnification:

“Any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, in which any of them shall have been made a party by reason of a person being or having been a director, officer, or employee of the Corporation or of any firm, corporation, or organization which that person served in any such capacity at the request of the Corporation; provided, that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further, that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such a person and his or her heirs, executors, or administrators may be entitled as a matter of law.

The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers, and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all Directors, officers, or employees.”

Section 14A:3-5(2) of the New Jersey Business Corporation Act (the “Act”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that the conduct was unlawful.

Section 14A:3-5(3) of the Act empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him or her in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of the fact that he or she is or was a corporate agent, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 14A:3-5(4) of the Act provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) incurred by him or her in connection therewith. Section 14A:3-5(8) provides that the indemnification provided for by Section 14A:3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled, with certain exceptions. Section 14A:3-5(9) empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities and expenses under Section 14A:3-5.

Lakeland’s Certificate of Incorporation contains the following provisions regarding certain limitations on the liability of directors and officers:

“A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any expenses incurred by a director or officer of the corporation in connection with a proceeding involving the director or officer may be paid by the corporation in advance of final disposition of the proceeding, provided the director or officer undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.”

Lakeland currently maintains directors’ and officers’ liability coverage which will insure Lakeland’s directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 16. List of Exhibits.

4.1 The Registrant’s Restated Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (No. 333-125616) filed June 8, 2005.

4.2 Registrant’s Bylaws, as amended, are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.3 The Registrant’s Shareholder Protection Rights Plan, dated as of August 24, 2001, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, is incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated August 24, 2001.

4.4 Lakeland Bancorp, Inc. 2007 Automatic Dividend Reinvestment and Stock Purchase Plan.

5.1 Opinion of Lowenstein Sandler PC.

23.1 Consent of Grant Thornton LLP.

23.2 Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

24.1 Power of Attorney.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Oak Ridge, State of New Jersey, on February 22, 2007.

LAKELAND BANCORP, INC.

By:	/s/ Roger Bosma
Roger Bosma
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Capacity	Date
*/s/ Bruce G. Bohuny (Bruce G. Bohuny)	Director	February 22, 2007

/s/ Roger Bosma (Roger Bosma)	Director, Chief Executive Officer and President	February 22, 2007

*/s/ Mary Ann Deacon (Mary Ann Deacon)	Director	February 22, 2007

*/s/ John W. Fredericks (John W. Fredericks)	Director	February 22, 2007

*/s/ Mark J. Fredericks (Mark J. Fredericks)	Director	February 22, 2007

*/s/ George H. Guptill, Jr. (George H. Guptill, Jr.)	Director	February 22, 2007

*/s/ Janeth C. Hendershot (Janeth C. Hendershot)	Director	February 22, 2007

*/s/ Robert E. McCracken (Robert E. McCracken)	Director	February 22, 2007

*/s/ Robert B. Nicholson, III (Robert B. Nicholson, III)	Director	February 22, 2007

*/s/Joseph P. O’Dowd (Joseph P. O’Dowd)	Director	February 22, 2007

*/s/ Stephen R. Tilton, Sr. (Stephen R. Tilton, Sr.)	Director	February 22, 2007

*/s/ Paul G. Viall, Jr. (Paul G. Viall, Jr.)	Director	February 22, 2007

*/s/ Arthur L. Zande (Arthur L. Zande)	Director	February 22, 2007

/s/ Joseph F. Hurley (Joseph F. Hurley)	Executive Vice President and Chief Financial Officer	February 22, 2007

*By:	/s/ Roger Bosma
Roger Bosma
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registrant’s Certificate of Incorporation, as amended (incorporated by reference)

4.2	Registrant’s Bylaws (incorporated by reference)

4.3	Registrant’s Shareholder Protection Rights Plan (incorporated by reference)

4.4	Lakeland Bancorp, Inc. 2007 Automatic Dividend Reinvestment and Stock Purchase Plan.

5.1	Opinion of Lowenstein Sandler PC

23.1	Consent of Grant Thornton LLP

23.2	Consent of Lowenstein Sandler PC is included in Exhibit 5.1

24.1	Power of Attorney